3 March 2014

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. ANNOUNCES THE RESULTS OF ITS SOLICITATION OF CONSENTS IN RELATION TO NOTES

Portugal Telecom International Finance B.V. (the “Issuer”) announced, on 7 February 2014, a solicitation of consents from the holders of its €750,000,000 4.125 per cent. Exchangeable Bonds due 2014 of which €750,000,000 of the Bonds are outstanding (the “Notes”), in accordance with the terms and conditions set out in the Consent Solicitation Memorandum dated 7 February 2014 (the “Consent Solicitation Memorandum”). This announcement should be read together with the Consent Solicitation Memorandum. Capitalised terms used in this announcement but not defined have the meanings given to them in the Consent Solicitation Memorandum.

The Issuer is pleased to announce that at a meeting of the Noteholders held today at the offices of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, the Extraordinary Resolution relating to the Consent Solicitation was passed. Holders of €705,100,000 in aggregate principal amount of the Notes participated in voting on the Extraordinary Resolution, of which holders of €703,900,000 (99.83%) in aggregate principal amount of the Notes voted in favour of the Extraordinary Resolution.

For Further Information

A complete description of the terms and conditions of the Consent Solicitation is set out in the Consent Solicitation Memorandum.  Further details about the transaction can be obtained from:

SOLICITATION AGENTS

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
United Kingdom

Email:	eu.lm@barclays.com
Telephone:	+44 (0)20 3134 8515
Attention:	Liability Management Group

BofA Merrill Lynch
Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom

Email:	john.m.cavanagh@baml.com
Telephone:	+44 (0)20 7995 3715
Attention:	John Cavanagh

Email:	karl.bystedtwikblom@baml.com
Telephone:	+44 (0)20 7996 0867
Attention:	Karl Bystedt Wikblom

TABULATION AGENT

Lucid Issuer Services Limited
Leroy House
436 Essex Road
London
N1 3QP
United Kingdom

Email:	pt@lucid-is.com
Telephone:	+44 (0)20 7704 0880
Attention:	Yves Theis / Thomas Choquet

PRINCIPAL PAYING AGENT

Citibank, N.A.
13th Floor Citigroup Centre
Canada Square
London E14 5LB
United Kingdom

Email:	ppapayments@citi.com
Telephone:	+3531622 2210
Attention:	Principal Paying Agent

The Solicitation Agents, the Paying Agents and the Tabulation Agent are agents of the Issuer and owe no duty to any holder of the Notes.

Dated: 3 March 2014